AGREEMENT BETWEEN HARTMAN SHORT TERM INCOME PROPERTIES XX INC.
(“HARTMAN XX”) AND AL HARTMAN

The purpose of this AGREEMENT is to memorialize an arrangement going forward between HARTMAN XX and its former CEO Al Hartman (the “Agreement”).

DUTIES

Going forward it is agreed that Al Hartman will no longer serve as CEO of HARTMAN XX. Such duties of the CEO will be assigned to another designee of the HARTMAN XX Board.

Al Hartman shall continue with HARTMAN XX as an Executive Member of the Board and its Executive Chairman. Al Hartman’s duties shall include all duties established in the Hartman XX By-Laws including presiding over Board meetings of the HARTMAN XX Board and whatever additional tasks specifically assigned to him by the Board. He shall have no day-to-day management responsibilities with Hartman XX. If the CEO seeks his advice, he may freely share such, but the CEO will be under no duty to follow such advice.

In the case of a conflict between the duties of CEO and Executive Chairman the work shall be assigned to CEO or as otherwise determined by the Board.

TERM

The term of this Agreement shall begin July 1, 2022, and shall be for two years unless terminated early after the first year by either party for violation of this Agreement.

COMPENSATION

For his services, Al Hartman shall be paid $36,000.00 per month, according to normal payroll procedures, taxes being withheld as required. He will receive normal employee benefits including health insurance as available to all employees. All payments will begin to be paid following the full execution of this Agreement. Al Hartman hereby releases Hartman from any compensation related claims.

AGREED:

AL HARTMAN

/s Al Hartman
_________________________
Al Hartman, Individually

and

HARTMAN SHORT INCOME PROPERTIES XX, INC.

BY:_/s Gerald Haddock____________ BY:_/s Jack Tompkins_________
Gerald W. Haddock, Jack Tompkins,
Chairman of the Nominating & Governance Nominating & Governance
Committee the Board Committee of the Board